MML II
For Period Ending 12/31/13
File No. 811-21714

Item 77C.  Submission of matters to a vote of security holders

Pursuant to a written consent, dated September 30, 2013, MML Moderate Allocation Fund, MML Growth Allocation Fund, and
MML Aggressive Allocation Fund, together, as the owner of a majority of the issued and outstanding shares of the MML Strategic
Emerging Markets Fund, approved a new Investment Subadvisory Agreement with OppenheimerFunds, Inc., as described in the
Information Statement dated September 10, 2013.